Registration No. 333-

As filed with the Securities and Exchange Commission on May 15, 2018

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ESSEX PROPERTY TRUST, INC.
(Exact name of the Registrant as specified in its charter)

Maryland	77-0369576
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1100 Park Place, Suite 200
San Mateo, California 94403
(Address of Principal Executive Offices, including Zip Code)

Essex Property Trust, Inc. 2018 Stock Award and Incentive Compensation Plan
(Full Title of the Plan)

Michael J. Schall
Chief Executive Officer and President
Essex Property Trust, Inc.
1100 Park Place, Suite 200
San Mateo, California 94403
(650) 655-7800
(Name, Address and Telephone Number of Agent for Service)

Copy to:

Craig M. Garner, Esq.
Latham & Watkins LLP
12670 High Bluff Drive
San Diego, California 92130
(858) 523-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.0001 par value	3,000,000	(2)	$241.205	(3)	$723,615,000	(3)	$90,090.07

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.0001 per share (“Common Stock”), of Essex Property Trust, Inc. (the “Registrant”) that become issuable under the Essex Property Trust, Inc. 2018 Stock Award and Incentive Compensation Plan (the “2018 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock of the Registrant.

(2)
Represents (i) 2,264,656 shares of Common Stock that will be available for issuance under the 2018 Plan (which number includes 264,656 shares that remained available for issuance under the Registrant’s 2013 Stock Award and Incentive Compensation Plan (the “2013 Plan”) as of May 15, 2018), and (ii) 735,344 additional shares of Common Stock subject to awards granted under the 2013 Plan or the 2018 Plan that may become available for issuance or reissuance, as applicable, under the 2018 Plan if such awards are forfeited or cancelled, are settled in cash, lapse or expire or are otherwise terminated for any reason. As of May 15, 2018, 723,189 shares of Common Stock were subject to outstanding awards under the 2013 Plan.

(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(h)(1) and 457(c) under the Securities Act, and based upon the average of the high and low prices of the Common Stock reported on the New York Stock Exchange on May 8, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to participants in the 2018 Plan as specified by the Securities and Exchange Commission Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Essex Property Trust, Inc., a Maryland corporation (the “Registrant”), hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Commission:

(1)           The Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Commission on February 22, 2018;

(2)           The Registrant’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2018, filed with the Commission on May 4, 2018;

(3)           The Registrant’s current reports on Form 8-K, filed with the Commission on January 18, 2018, February 22, 2018, February 26, 2018, February 28, 2018 and March 8, 2018 (other than the portions of such documents or other exhibits thereto deemed not to be filed); and

(4)           The description of the Common Stock of the Registrant contained in its Registration Statement on Form 8-A filed with the Commission May 27, 1994 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents, other than any portions of such documents or other exhibits thereto deemed not to be filed (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 2-418 of the Maryland General Corporation Law (the “MGCL”) permits a corporation to indemnify its directors and officers and certain other parties against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer, whether or not involving action in the director’s or officer’s official capacity, in which the director or officer was adjudged to be liable on the basis that personal benefit was received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

In addition, Section 2-418 of the MGCL requires that, unless prohibited by its charter, a corporation shall indemnify any director or officer who is made a party to any proceeding by reason of service in that capacity against reasonable expenses incurred by the director or officer in connection with the proceeding, in the event that the director or officer is successful, on the merits or otherwise, in the defense of the proceeding.

The Registrant’s charter and bylaws provide in effect for the indemnification by the Registrant of the directors and officers of the Registrant to the fullest extent permitted by applicable law. The Registrant has purchased directors’ and officers’ liability insurance for the benefit of its directors and officers.

The Registrant has entered into indemnification agreements with each of its executive officers and directors.  The indemnification agreements provide, among other provisions, and subject to the definitions, procedures and applicable terms of the agreements, that (i) the Registrant will indemnify the indemnitee to the fullest extent permitted by applicable law in the event the indemnitee is or is threatened to be made a party to any Proceeding (as defined in the indemnification agreements); (ii) the Registrant will advance Expenses (as defined in the indemnification agreements) incurred in connection with any Proceeding by the indemnitee; and (iii) the rights of the indemnitee under the indemnification agreements are in addition to any other rights the indemnitee may have under applicable law, our charter or bylaws, or otherwise. The indemnification agreements also set forth the procedures for determining entitlement to indemnification, the requirements relating to notice and defense of claims for which indemnification is sought, the procedures for enforcement of indemnification rights, and the limitations on and exclusions from indemnification.

The amended and restated partnership agreement of Essex Portfolio, L.P. requires Essex Portfolio, L.P. to indemnify the Registrant, its affiliates and any individual or entity acting on the Registrant’s behalf against any loss or damage, including reasonable legal fees and court costs incurred by the person by reason of anything it may do or refrain from doing for or on behalf of Essex Portfolio, L.P. or in connection with its business or affairs unless it is determined that indemnification is not permitted.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description of Exhibit

Exhibit 3.1
Articles of Amendment and Restatement of Essex Property Trust, Inc. (attached as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed on May 23, 2016, and incorporated herein by reference).

Exhibit 3.2
Sixth Amended and Restated Bylaws of Essex Property Trust, Inc. (as of February 21, 2017) (attached as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed on February 27, 2017, and incorporated herein by reference).

Exhibit 3.3
First Amendment to Sixth Amended and Restated Bylaws of Essex Property Trust, Inc., dated February 20, 2018 (attached as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed on February 22, 2018, and incorporated herein by reference).

Exhibit 3.4
Form of Common Stock Certificate of Essex Property Trust, Inc. (attached as Exhibit 4.5 to the Registrant’s Registration Statement on Form S-4, filed on January 29, 2014, and incorporated herein by reference).

Exhibit 4.1
Essex Property Trust, Inc. 2018 Stock Award and Incentive Compensation Plan (attached as Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders to be held on May 15, 2018, filed on March 23, 2018, and incorporated herein by reference).

*Exhibit 5.1	Opinion of Venable LLP.

*Exhibit 23.1	Consent of KPMG LLP, independent registered public accounting firm.

*Exhibit 23.2	Consent of Venable LLP (included in Exhibit 5.1 and incorporated herein by reference).

*Exhibit 24.1	Power of Attorney.

*    Filed herewith

Item 9.	Undertakings.

(a)           The Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on the 15th day of May, 2018.

ESSEX PROPERTY TRUST, INC.

By:	/s/ Angela L. Kleiman
Angela L. Kleiman
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Schall	Chief Executive Officer and President, and Director	May 15, 2018
Michael J. Schall	(Principal Executive Officer)

/s/ Angela L. Kleiman	Executive Vice President and Chief Financial Officer	May 15, 2018
Angela L. Kleiman	(Principal Financial Officer)

/s/ John Farias	Senior Vice President and Chief Accounting Officer	May 15, 2018
John Farias	(Principal Accounting Officer)

/s/ *	Director and Chairman of the Board	May 15, 2018
George M. Marcus

/s/ *	Director and Vice Chairman of the Board	May 15, 2018
Keith R. Guericke

/s/ *	Director	May 15, 2018
Amal M. Johnson

/s/ *	Director	May 15, 2018
Irving F. Lyons III

/s/ *	Director	May 15, 2018
Thomas E. Robinson

/s/ *	Director	May 15, 2018
Byron A. Scordelis

/s/ *	Director	May 15, 2018
Janice L. Sears

*By: /s/ Angela L. Kleiman
As Attorney-in-Fact